AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of October 19, 2009, is made by and among TRIPLECROWN ACQUISITION CORP., a Delaware corporation (“Triplecrown”), and VICTORY PARK CAPITAL ADVISORS, LLC, on behalf of one or more entities for which it acts as investment manager and other purchasers acceptable to Victory Park Capital Advisors, LLC and Triplecrown (“Victory Park”).

WHEREAS, Triplecrown was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business (“Business Combination”);

WHEREAS, Triplecrown consummated an initial public offering in August 2007 (“IPO”) in connection with which it raised gross proceeds of approximately $552 million, a significant portion of which was placed in a trust account maintained by Continental Stock Transfer and Trust Company pending the consummation of a Business Combination, or the dissolution and liquidation of Triplecrown in the event it is unable to consummate a Business Combination on or prior to October 22, 2009;

WHEREAS, Buyer has entered into that certain Agreement and Plan of Reorganization dated September 4, 2009, as amended (the “Acquisition Agreement”), by and among Triplecrown, Cullen Agricultural Holding Corp. (“CAH”), a newly-formed Delaware corporation and wholly-owned subsidiary of Triplecrown, and CAT Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of CAH (“Merger Sub”), Cullen Agricultural Technologies Inc. (“Cullen Agritech”), a Georgia corporation, and Cullen Inc. Holdings Ltd. (“Cullen Holdings”), the sole stockholder of Cullen Agritech, pursuant to which (i) Triplecrown will merge with and into CAH with CAH surviving the merger and becoming the new publicly-traded corporation of which the present holders of Triplecrown securities will be security holders and (ii) Triplecrown Merger Sub will merge with and into Cullen Agritech with Cullen Agritech surviving the merger and becoming a wholly-owned subsidiary of CAH (the “Acquisition”); and

WHEREAS, the approval of the Acquisition is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding common shares of Triplecrown which are present and entitled to vote at the meeting called to approve the Acquisition;

WHEREAS, pursuant to certain provisions in Triplecrown’s certificate of incorporation, a holder of shares of Triplecrown’s common stock issued in the IPO may, if it votes against the Acquisition, demand that Triplecrown convert such common shares into cash (“Conversion Rights”);

WHEREAS, the Acquisition cannot be consummated if holders of 30% or more of the Triplecrown common stock issued in the IPO exercise their Conversion Rights.

NOW, THEREFORE, the undersigned parties agree as follows:

1.
Agreement to Make Purchases of Triplecrown Common Stock.  Victory Park (and any other purchasers acceptable to Victory Park and Triplecrown) agrees to use its reasonable best efforts to make simultaneous privately negotiated purchases of up to approximately 15.2 million shares of Triplecrown common stock at purchase prices not to exceed $9.76 per share on or prior to October 20, 2009, provided that Triplecrown agrees to enter into the form of forward contract (“Forward Contract”) attached hereto as Annex A with the purchaser of such shares of common stock in connection therewith. Purchases by Victory Park shall not begin until at least one business day after Triplecrown publicly announces the entering into of this Agreement with respect to the Forward Contract.

2.
Fees.  In addition, in exchange for its services in aggregating blocks of shares for purchase by Victory Park from Triplecrown stockholders that have indicated an intention to convert their shares of Triplecrown common stock and or vote against the Acquisition, Triplecrown shall pay to Victory Park the following fees on the Closing Date (as defined in the Forward Contract):

(a)           a fee equal to 1.0% of the cost to Victory Park of all Triplecrown shares purchased by Victory Park from third parties up to $50 million;

(b)           a fee equal to 0.80% of the cost to Victory Park of all Triplecrown shares purchased by Victory Park from third parties between $50 million and $100 million; and

(c)           a fee equal to 0.50% of the cost to Victory Park of all Triplecrown shares purchased by Victory Park from third parties above $100 million;

provided that in no event shall the fees paid by Triplecrown be less than $450,000.

Notwithstanding the foregoing, if the Acquisition is not consummated, Triplecrown shall pay Victory Park 90% of the fees set forth in (a), (b) and (c) above no later than October 29, 2009.

3.
Expenses. All reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees and expenses and all other out-of-pocket costs and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses; provided that Triplecrown shall pay up to $50,000 of the costs and expenses incurred by Victory Park in connection with the transactions contemplated by this Agreement, it being understood that Triplecrown has, prior to the date hereof, deposited $25,000 of such $50,000 maximum amount with Victory Park in furtherance of the foregoing.

4.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.
Governing Law; Jurisdiction.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York.  Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and irrevocably waive trial by jury.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRIPLECROWN ACQUISITION CORP.

By:	/s/ Eric J. Watson

Name:	Eric J. Watson

Title:	Chairman & Treasurer

VICTORY PARK CAPITAL ADVISORS, LLC

By:	/s/

Name:

Title: